Linked to

Common Stock or
Shares of an Exchange Traded Fund

Product Supplement
Dated December 10, 2014
(To Prospectus dated November 14, 2014)

UBS AG Airbag Autocallable Yield Optimization Notes

Linked to Common Stock or Exchange Traded Fund Shares

UBS AG from time to time may offer and sell Airbag Autocallable Yield Optimization Notes, which we refer to as the “Notes”, linked to either (i) an underlying common stock, including American depositary receipts, of a specific company, or (ii) shares of an exchange traded fund (each, an “underlying equity”). This product supplement describes some of the general terms that may apply to the Notes and the general manner in which they may be offered. The specific terms of any Notes that we offer, including the name and issuer of the underlying equity (the “underlying equity issuer”), and the specific manner in which such Notes may be offered, will be described for each particular offering of Notes in an applicable pricing supplement to this product supplement (the “applicable pricing supplement”).

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

The general terms of the Notes are described in this product supplement and, unless otherwise specified in the applicable pricing supplement, include the following:

Issuer:	UBS AG (“UBS”)
Booking Branch:	The booking branch of UBS will be specified in the applicable pricing supplement.
Issue Price:	The issue price per Note will be set equal to 100% of the principal amount of each Note.
Principal Amount:	Unless otherwise specified in the relevant pricing supplement, the principal amount of each Note will be $1,000.
Coupon:	UBS will pay coupons during the term of the Notes, periodically in arrears on each coupon payment date, at a fixed amount specified in the applicable pricing supplement, which will be calculated based upon a rate per annum (the “coupon payment rate”) specified in the applicable pricing supplement.
Call Feature:	The Notes will be called automatically if the closing price of the underlying equity on any observation date is equal to or greater than the initial price. If the Notes are called, UBS will pay on the applicable call settlement date a cash payment per Note that you hold equal to your principal amount plus the applicable coupon otherwise due on such date.
Payment at Maturity:	If the Notes are not automatically called, your payment at maturity will depend on whether the final price is less than the conversion price, as described below:
•	If the final price of the underlying equity is equal to or greater than the conversion price, on the maturity date UBS will pay you for each Note you hold an amount in cash equal to your principal amount of $1,000.
•	If the final price of the underlying equity is less than the conversion price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of any fractional shares) or (ii) pay you the cash equivalent (each as defined below) for each Note you hold.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not automatically called and the final price is less than the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

PS-i

Share Delivery Amount:	A number of shares of the underlying equity equal to the principal amount divided by the conversion price. Expressed as a formula:
$1,000 Conversion Price
The share delivery amount is subject to adjustments in the case of antidilution and reorganization events described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”. Any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final price.
Cash Equivalent:	An amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price.
Initial Price:	Unless otherwise specified in the applicable pricing supplement, the closing price of the underlying equity on the trade date as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”).
Final Price:	Unless otherwise specified in the applicable pricing supplement, the closing price of the underlying equity on the final valuation date as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”).
Conversion Price:	A specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”).
Trade Date:	As specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
Settlement Date:	As specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
Observation Dates:	One or more dates that will be specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
Coupon Payment Dates:	As specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
Call Settlement Date:	If the Notes are called, the call settlement date will generally be two business days following the relevant observation date. The last possible call settlement date will be the maturity date.
Final Valuation Date:	As specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
Maturity Date:	As specified in the applicable pricing supplement (as may be postponed in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events”).
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement.
Calculation Agent:	UBS Securities LLC.

See “Risk Factors” beginning on page PS-14 of this product supplement for risks related to an investment in the Notes.

To help investors identify appropriate structured products, UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. For a more detailed description of each of the four categories, please see “Product Supplement Summary —  Structured Product Categorization” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Investment Bank	UBS Financial Services Inc.

Product Supplement dated December 10, 2014

PS-ii

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this product supplement together with the prospectus dated November 14, 2014, relating to our Medium-Term Notes, Series A, of which the Notes are a part, and any applicable pricing supplement relating to the Notes that we may file with the Securities and Exchange Commission (the “SEC”) from time to time. You may access these documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Prospectus dated November 14, 2014: http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 0001114446.

You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

PS-iii

TABLE OF CONTENTS

Product Supplement
Product Supplement Summary	PS-1
Risk Factors	PS-14
General Terms of the Notes	PS-27
Use of Proceeds and Hedging	PS-43
Supplemental U.S. Tax Considerations	PS-44
Certain ERISA Considerations	PS-52
Supplemental Plan of Distribution (Conflicts of Interest)	PS-53

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

PRODUCT SUPPLEMENT SUMMARY

This product supplement describes the terms that will apply generally to the Notes. On the trade date, UBS AG will prepare a pricing supplement. The pricing supplement will specify the underlying equity and the specific pricing terms for that issuance and will indicate any changes to the general terms specified below. You should read the applicable pricing supplement in conjunction with this product supplement and the accompanying prospectus.

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this product supplement, when we refer to the “Notes”, we mean Airbag Autocallable Yield Optimization Notes. Also, references to the “accompanying prospectus” mean the accompanying prospectus of UBS, titled “Debt Securities and Warrants”, dated November 14, 2014.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, this product supplement and the applicable pricing supplement, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

What Are the Airbag Autocallable Yield Optimization Notes?

The Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) common stock of a specific company or (ii) shares of an exchange traded fund (each, an “underlying equity”). As used in this product supplement, the term “common stock” also includes non-U.S. equity securities issued through depositary arrangements such as American depositary receipts (“ADRs”). We refer to the common stock represented by an ADR as “non-U.S. stock”. If the underlying equity is an ADR, the term “non-U.S. stock issuer” refers to the issuer of the non-U.S. stock underlying such ADR.

Coupons

Regardless of how the underlying equity performs, UBS will pay you coupons during the term of the Notes, periodically in arrears, at a rate per annum (the “coupon payment rate”) on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes.

Payment Upon an Automatic Call

If the closing price of the underlying equity is equal to or greater than the initial price on the relevant observation date, the Notes will be called automatically (an “automatic call”). If UBS calls the Notes, the call settlement date will generally be two business days following the relevant observation date. If UBS calls the Notes, UBS will pay on the applicable call settlement date a cash payment per Note that you hold equal to your principal amount plus the applicable coupon otherwise due on such date. Once called, no further amounts will be owed to you under the Notes. Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note is $1,000.

Unless otherwise specified in the applicable pricing supplement, the “initial price” is the closing price of the underlying equity on the trade date (as may be adjusted in Notes case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”), as determined by the calculation agent.

Payment at Maturity

If the Notes are not automatically called and the final price is equal to or greater than the conversion price, UBS will pay you for each Note you hold a cash payment per Note equal to your principal amount on the maturity date.

If, however, the Notes are not automatically called and the final price is less than the conversion price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of any fractional shares) or (ii) pay you the cash equivalent for each Note you hold, and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount or cash equivalent.

Unless otherwise specified in the applicable pricing supplement, the “final price” is the closing price of the underlying equity on the final valuation date, as determined by the calculation agent, as may adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

The “share delivery amount” is a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the conversion price of the underlying equity. The “cash equivalent” is an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. The “conversion price” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement. The share delivery amount and the conversion price may both be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”.

Unlike ordinary debt securities, UBS will not necessarily repay the principal amount of the Notes at maturity. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity and, if applicable, cash in lieu of any fractional shares.

Following one or more antidilution or reorganization adjustments to the share delivery amount by the calculation agent, the share delivery amount may consist of “distribution property”, a “substitute security” or cash in lieu of all or a portion of the share delivery amount otherwise required to be delivered, in each case as determined by the calculation agent as provided under “General Terms of the Notes —Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading in a Common Stock”, “— Delisting of ADRs or Termination of ADR Facility” and “— Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not automatically called and the final price is less than the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

The applicable pricing supplement will specify the trade date, maturity date, observation dates (including the final valuation date) and coupon payment dates, as well as the respective terms of each offering of the Notes, including the underlying equity.

The calculation agent may adjust the terms of the Notes for an underlying equity in the case of antidilution and reorganization events described below under “General Terms of the Notes —  Antidilution Adjustments” and “— Reorganization Events”.

The Notes are part of a Series

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue from time to time under our indenture, which is described in the accompanying prospectus. This product supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described under “Description of Debt Securities We May Offer” in the accompanying prospectus.

We may issue separate offerings of the Notes that are identical in all respects, except that each offering generally is linked to the performance of a different underlying equity and is subject to the particular terms set forth in the applicable pricing supplement. Each offering of the Notes is a separate and distinct security and you may invest in one or more offerings of the Notes as set forth in the applicable pricing supplement. The performance of each offering of the Notes will depend solely upon the performance of the underlying equity to which such offering is linked and will not depend on the performance of any other offering of the Notes.

Specific terms of each Note will be described in the applicable pricing supplement

The specific terms of your Notes will be described in the applicable pricing supplement accompanying this product supplement. The terms described there modify or supplement those described here and in the accompanying prospectus.

Any of the applicable pricing supplements should be read in connection with this product supplement and the accompanying prospectus.

Selected Purchase Considerations

Subject to the specific terms of your Notes as described in the applicable pricing supplement, an investment in the Notes may offer the following features:

•	Automatic Call — The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date, including the final valuation date. If the Notes are called, your return will be equal to your principal amount plus the applicable coupon for that date. Following an automatic call, no further amounts will be owed to you under the Notes after the applicable call settlement date.
•	Enhanced Coupon Payment — For each offering of the Notes in which you invest, UBS will pay coupons on the principal amount, at the coupon payment rate and on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes, regardless of the performance of the underlying equity. Coupons are designed to compensate you for the risk that, if the final price is less than the conversion price, we may deliver to you a share delivery amount or pay you a cash equivalent at maturity that, in each case, is worth less than your principal and that may have no value at all.
•	Contingent repayment of principal at maturity — If the Notes are not automatically called, we will repay the principal amount of your Notes only if the final price is equal to or greater than the conversion price and you hold the Notes to maturity. If the Notes are not automatically called and the final price is less than the conversion price, on the maturity date UBS will either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent for each Note you hold and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount or cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless. This will result in a loss of some or all of your initial investment in the Notes. The contingent repayment of principal only applies if you hold the Notes until maturity.

What are some of the risks of the Notes?

An investment in any of the Notes involves significant risks. Some of the risks that apply generally to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of this product supplement and the applicable pricing supplement.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is equal to or greater than the conversion price and will only make such payment at maturity. If the final price of the underlying equity is less than the conversion price, UBS will either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent for each Note you hold and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount or cash equivalent. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless.
•	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than the conversion price. This greater expected risk will generally be reflected in a higher coupon payment rate for that Note. However, while the coupon payment rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.
•	The contingent repayment of principal applies only if you hold your Notes to maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the conversion price.
•	Your potential return on the Notes is expected to be limited to the coupons paid on the Notes — The return potential of the Notes is limited to the pre-specified coupon payment rate, regardless of the appreciation of the underlying equity, and will depend on when your Notes are called. Since the Notes could be called early, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.
•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and underlying equity issuer or, if the underlying equity is a share of an exchange traded fund (an “ETF”), the securities (the “underlying equity constituents”), futures contracts, commodities (the “underlying commodities”) or other assets constituting the assets of that ETF (the “underlying constituents”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market volatility and levels, interest rates and economic and political conditions.
•	Reinvestment risk — The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date. Conversely, the Notes will not be subject to an automatic call if the closing price of the underlying equity is less than the initial price on any observation date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall and there can be no assurance that the closing price of the underlying equity will be equal to or greater than the initial price on any observation date, and, if not called, that the final price will be equal to or greater than the conversion price. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity or, if the underlying equity is an ETF, the underlying constituents. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
•	You will not receive dividend payments on the underlying equity or have shareholder rights in the underlying equity — You will not receive any dividend payments or other distributions on the underlying equity. As an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADRs, you will not have the rights of owners of such ADRs or the non-U.S. stock represented by the ADRs.
•	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying equity, the calculation agent may make adjustments to the initial price, share delivery amount, conversion price and/or final price, as applicable, of the underlying equity, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result.

Common Stocks:  Following certain reorganization events relating to the issuer of the underlying equity where such issuer is not the surviving entity, the amount of cash or shares you receive at maturity may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event. If the issuer of the underlying equity becomes subject to (i) a reorganization event whereby the underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying equity is delisted or otherwise suspended from trading, the amount of cash or shares you receive at maturity may be based on a substitute security as defined below under “General Terms of the Notes —  Reorganization Events”.

ETFs:  If the underlying equity is an ETF, following a delisting or suspension from trading or discontinuance of the ETF, the amount of cash or shares you receive at maturity may be based on a share of another ETF or a basket of securities, futures contracts, commodities or other assets, as described below under “General Terms of the Notes — Delisting, Discontinuance or Modification of an ETF”.

ADRs:  If the underlying equity is an ADR, following a delisting (including for this purpose the OTC Bulletin Board) or termination of the ADR facility, the amount of cash or shares you receive at maturity may be based on the non-U.S. stock represented by the ADR as described below under “General Terms of the Notes — Delisting of ADRs or Termination of ADR Facility”. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes —  Antidilution Adjustments” and “— Reorganization Events” as well as the above-referenced sections.

•	There may be little or no secondary market — Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product and you may suffer substantial losses as a result.
•	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the price volatility of the underlying equity and each underlying constituent, if applicable; the dividend rate paid on the underlying equity and each underlying constituent, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
•	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
•	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity or any underlying constituents and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity or the underlying constituents, may adversely affect the market price of the underlying equity and, therefore, the market value of the Notes.
•	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of any underlying equity, or if any underlying equity is an ETF, the issuers of securities constituting underlying constituents (the “underlying equity issuers”), which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine amounts owed under the Notes based on the closing price of the underlying equity on any observation date (including the final valuation date). The calculation agent will determine whether the Notes are subject to an automatic call, or the amount you receive at maturity of the Notes. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
•	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may be a suitable investment for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some of all of your initial investment.
•	You can tolerate a loss of some or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
•	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the coupons specified in the applicable pricing supplement.
•	You believe the final price of the underlying equity is likely to be equal to or greater than the conversion price and, if it is not, you can tolerate receiving at maturity the share delivery amount or cash equivalent which, in each case, is expected to be worth less than your principal amount and may be worthless.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
•	You are willing to forgo dividends paid on the underlying equity or underlying constituents and you do not seek guaranteed current income from this investment.
•	You are willing to invest in Notes that may be called early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
•	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

Subject to the specific terms of your Notes as specified in the applicable pricing supplement, the Notes may not be a suitable investment for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

•	You require an investment designed to provide a full return of principal at maturity.
•	You cannot tolerate a loss of some or all of your initial investment, and are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
•	You believe that the price of the underlying equity will decline during the term of the Notes and that the final price is likely to be less than the conversion price.
•	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may exceed the downside price fluctuations of the underlying equity.
•	You prefer to receive the dividends paid on the underlying equity or underlying constituents and you seek guaranteed current income from this investment.
•	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
•	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors”.

Structured Product Categorization

To help investors identify appropriate investment products (“structured products”), UBS organizes its structured products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Notes are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of structured products and the types of principal repayment features, if any, that may be offered on those products. This description should not be relied upon as a description of any particular structured product.

•	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These structured products are generally designed for investors with low to moderate risk tolerances but who can tolerate downside market risk prior to maturity.
•	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
•	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
•	Leverage Strategies provide leveraged exposure to the performance of an underlying equity. These structured products are generally designed for investors with high risk tolerances.

In order to benefit from any type of limited market exposure, investors must hold the security to maturity.

Classification of structured products into categories is not intended to guarantee particular results or performance.

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are complex and uncertain.  By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument (the “Debt Portion”) equal to the original face amount of the Note and a put option contract in respect of the underlying equity (the “Put Option”). Under this characterization of the Notes, each Coupon paid in respect of each offering of the Notes is divided into two components for tax purposes: interest on the Debt Portion (the “Debt component”) and premium for the Put Option (the “Put Option component”). The relevant pricing supplement for each issuance of Notes will specify the portion of each Coupon that will be allocated to interest of the Debt Portion and to premium on the Put Option.

Debt component — If the Notes have a term in excess of one year, the interest on the Debt Portion would be taxed as ordinary income in the year it was received or accrued depending on your method of accounting for tax purposes. If the Notes have a term of one year or less, then interest on the Debt Portion would be subject to the general rules governing short-term debt instruments as described below under “Supplemental U.S. Tax Considerations — Alternative Characterizations”.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component would be either taxed as short-term capital gain if the principal of the Note is repaid in cash or as a reduction of the cost basis of shares of the underlying equity if they are delivered. If the cash equivalent of the share delivery amount is paid, assuming you are an initial purchaser of a Note, you will recognize short-term capital gain or loss equal to (i) the amount of cash received less (ii) the principal amount of your Notes less the total of the put option component of coupons received by you.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. In light of the uncertainty as to the United States federal income tax treatment (and depending on the term of the Notes), it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” for a more detailed description of the tax treatment of your Notes, including the tax consequences of a sale or exchange of your Notes prior to maturity.

In addition, in 2007 the Internal Revenue Service (the “IRS”) released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. It is not clear whether the notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was also proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislations and their possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax laws applicable to your particular situation as well as any consequences of the purchase, ownership and disposition of the Notes (including possible alternative treatments and the issues presented by the 2007 IRS notice) or any underlying equity received arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

Hypothetical Examples of How the Notes Perform

This section provides examples of how the Notes perform under various scenarios and are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the final price of the underlying equity relative to the initial price. We cannot predict whether the closing price of the underlying equity will be equal to or greater than the conversion price on the final valuation date. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The examples are based on the assumptions therein.

Calculate the Coupon on a Coupon Payment Date

We will pay you the coupon during the term of the Notes, periodically in arrears on each coupon payment date. The coupons will be based upon the coupon payment rate specified in the applicable pricing supplement.

Calculate the Cash Payment upon an Automatic Call

The payment upon an automatic call will be calculated as follows:

UBS will automatically call the Notes when the closing price of the underlying equity is equal to or greater than the initial price on any observation date, including the final valuation date. If the Notes are called, on the applicable call settlement date UBS will pay you a cash payment per Note equal to your principal amount, plus the applicable coupon otherwise due on such date.

Unless otherwise specified in the applicable pricing supplement, the “initial price” is the closing price of the underlying equity on the trade date (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”), as determined by the calculation agent.

Calculate the Payment at Maturity

Assuming that the Notes are not called, the following steps shall apply:

If the Notes are not automatically called and the final price is equal to or greater than the conversion price on the final valuation date, UBS will pay you a cash payment per Note equal to your principal amount on the maturity date.

If the Notes are not automatically called and the final price is less than the conversion price, on the maturity date UBS will either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent, per Note which is expected to be worth less than your principal amount and may be worthless resulting in a loss of some or all of your initial investment.

Unless otherwise specified in the applicable pricing supplement, the “final price” is the closing price of the underlying equity on the final valuation date (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events”), as determined by the calculation agent.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not automatically called and the final price is less than the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your initial investment.

Hypothetical Performance Scenarios

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Principal Amount	$1,000 per Note
Coupon Payment Rate:	12% per annum (or $10 per month)
Coupon Payment Dates:	Monthly
Observation Dates:	Quarterly
Initial price of the underlying equity:	$50 per share
Conversion price:	$40 (80% of the initial price)
Share delivery amount:	25 shares per Note (principal amount per Note/conversion price of the underlying equity)

*	The actual coupon payment rate and terms for each Note will be set on the trade date and specified in the applicable pricing supplement.

Example 1 — The closing price is equal to or greater than the initial price on the first observation date.

Closing Price at First Observation Date:	$55 (equal to or greater than Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,010
Coupons Previously Paid:	$ 20
Total:	$1,030
Total Return on the Notes:	3%

Because the Notes are called following the first observation date, UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupons of $20 received on previous coupon payment dates, UBS will have paid you a total of $1,030 per Note for a 3% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — The closing price is equal to or greater than the initial price on the final valuation date.

Closing Price at first Observation Date:	$45 (less than Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$35 (less than Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$40 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$55 (above Initial Price, Notes are called)

Payment at Call Settlement Date:	$1,010
Coupons Previously Paid:	$ 110
Total:	$1,120
Total Return on the Notes:	12%

Because the Notes are called following the final valuation date, UBS will pay on the maturity date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupons of $110 received on previous coupon payment dates, UBS will have paid you a total of $1,120 per Note for a 12% total return on the Notes.

Example 3 — Notes are NOT called and the Final Price is equal to or greater than the Conversion Price of $40.

Closing Price at first Observation Date:	$45 (less than Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$41 (less than Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date:	$47 (less than Initial Price, Notes NOT called)

Payment at Maturity:	$1,010
Coupons Previously Paid:	$ 110
Total:	$1,120
Total Return on the Notes:	12%

Because the Notes are not called and the final price of the underlying equity is equal to or greater than the conversion price of $40, your principal is repaid and UBS will pay at maturity a cash payment equal to the principal amount of the Notes plus the coupon for the corresponding coupon payment date. When added to the coupons of $110 received on previous coupon payment dates, UBS will have paid you a total of $1,120 per Note for a 12% total return on the Notes.

Example 4 — Notes are NOT called and the Final Price is less than the Conversion Price of $40.00.

Closing Price at first Observation Date:	$45 (less than Initial Price, Notes NOT called)
Closing Price at second Observation Date:	$40 (less than Initial Price, Notes NOT called)
Closing Price at third Observation Date:	$45 (less than Initial Price, Notes NOT called)
Closing Price at Final Valuation Date and Maturity Date:	$20 (less than Initial Price, Notes NOT called)
Payment at Maturity (consisting of equity or cash):	$400
Coupon Paid at Maturity:	$ 10
Coupons Previously Paid:	$110
Total:	$520
Total Return on the Notes:	-48%

Because the Notes are not called and the final price of the underlying equity is less than the conversion price of $40.00, UBS will deliver at maturity either (i) the share delivery amount or (ii) the cash equivalent (as specified in the applicable pricing supplement). The value received at maturity and the total return on the Notes at that time depends on (i) the price of the underlying equity on the maturity date if you receive the share delivery amount or (ii) the final price if you receive the cash equivalent and for any fractional shares of the share delivery amount. UBS will also pay the coupon for the corresponding coupon payment date. When added to the coupons of $110 previously received, UBS will have paid you a total of $520 per Note for a loss on the Notes of 48%.

Investors should note that, if the applicable pricing supplement specifies that UBS will pay the cash equivalent instead of the share delivery amount at maturity in the event that the final price is less than the conversion price, the cash equivalent will be determined prior to the maturity date and the payment that you receive at maturity may be less than the market value of the shares of the underlying equity that you would have received had we instead delivered the share delivery amount as a result of fluctuations in the market value of shares of the underlying equity during the period between the final valuation date and the maturity date. Conversely, if the applicable pricing supplement specifies that UBS will deliver the share delivery amount instead of the cash equivalent at maturity in the event that the final price is less than the conversion price, any decline in the price of the underlying equity during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you the cash equivalent.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that they do not guarantee any repayment of principal at maturity. If you receive the share delivery amount or the cash equivalent at maturity, the value of shares or cash you receive is expected to be worth less than your principal amount resulting in a loss of some or all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

RISK FACTORS

The return on the Notes is linked to the performance of the underlying equity. Investing in the Notes is not equivalent to investing directly in the underlying equity. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this product supplement, the accompanying prospectus and the applicable pricing supplement before investing in the Notes.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

The Notes do not guarantee any return of principal at maturity and you may lose some or all of your initial investment in the Notes.

The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically called, UBS will repay you the principal amount of your Notes in cash only if the final price of the underlying equity is equal to or greater than the conversion price and will only make such payment at maturity. If the final price of the underlying equity is less than the conversion price, on the maturity date UBS will either (i) deliver to you the share delivery amount or (ii) pay you the cash equivalent for each Note you hold and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount or cash equivalent. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless.

Higher coupon rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the final price of such underlying equity could be less than the conversion price. This greater expected risk will generally be reflected in a higher coupon payment rate for that Note. However, while the coupon payment rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Notes. The price of the underlying equity for your Notes could fall sharply, which could result in a significant loss of principal.

The contingent repayment of principal applies only if you hold your Notes to maturity.

If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is equal to or greater than the conversion price.

Your potential return on the Notes is expected to be limited to the coupons paid on the Notes.

The return potential of the Notes is limited to the pre-specified coupon payment rate, regardless of the appreciation of the underlying equity, and will depend on when your Notes are called. Since the Notes could be called early, your return on the Notes could be less than if the Notes remained outstanding until maturity. If the Notes are not called, you may be subject to the full downside market risk of the underlying equity even though you cannot participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the underlying equity.

The Notes may be called early and are subject to reinvestment risk.

The Notes will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date. Conversely, the Notes will not be subject to an automatic call if the closing price of the underlying equity is less than the initial price on any observation date, which generally coincides with a period of greater risk of principal loss on your Notes. In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Because the Notes may be called as early as the first potential call settlement date, you should be prepared in the event the Notes are called early.

Any payment or delivery on the Notes is subject to the creditworthiness of UBS.

The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

You will not receive dividend payments on the underlying equity or have shareholder rights in the underlying equity.

You will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity or underlying equity constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. Moreover, as an owner of the Notes, you will not have voting rights or any other rights that holders of the underlying equity may have. Similarly, if the Notes are linked to non-U.S. equity securities issued through depositary arrangements like ADRs, you will not have the rights of owners of such ADRs or the non-U.S. stock.

The determination as to whether the Notes are subject to an automatic call, or the formula for determining the payment at maturity of the Notes does not take into account all developments in the underlying equity.

Changes in the closing price of the underlying equity during the periods between each observation date will not be reflected in the determination as to whether the Notes are subject to an automatic call, or the calculation of the amount payable, if any, at maturity of the Notes. The calculation agent will determine whether the Notes are subject to an automatic call, by observing only the closing price of the underlying equity on the applicable observation date. The calculation agent will determine if UBS will deliver the share delivery amount or the cash equivalent (as the case may be) at maturity by comparing only the closing price of the underlying equity on the final valuation date relative to the conversion price. No other prices or values will be taken into account. As a result, you may lose some or all of your investment even if the price of the underlying equity has risen at certain times during the term of the Notes before falling to a closing price less than its conversion price on the final valuation date.

No assurance that the investment view implicit in the Notes will be successful.

It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the closing price of the underlying equity will not rise by more than the coupons paid on the Notes or will not fall less than the conversion price. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity issuer or, if the underlying equity is an ETF, the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

You have limited protection in the case of antidilution and reorganization events.

For antidilution and reorganization events affecting the underlying equity, the calculation agent may adjust the initial price, share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes. However, the calculation agent is not required to adjust the terms of the Notes for every corporate event that could affect the underlying equity. For example, the calculation agent is not required to make any adjustments if the underlying equity issuer or anyone else makes a partial tender offer or a partial exchange offer with respect to the underlying equity. An event that does not require the calculation agent to make an adjustment may materially and adversely affect the value of the Notes. In addition, the calculation agent will make all determinations and calculations concerning any such adjustment and may make any such adjustment, determination or calculation in a manner that differs from, or that is in addition to, the manner described in this product supplement or the applicable pricing supplement as necessary to achieve an equitable result. You should refer to “General Terms of the Notes — Antidilution Adjustments”, “— Reorganization Events” and “— Role of Calculation Agent”, respectively for a description of the items that the calculation agent is responsible for determining.

In some circumstances, the payment you receive on the Notes may be based on securities issued by a different issuer and not on the original underlying equity.

Common Stock.  If an underlying equity, is subject to certain reorganization events relating to the respective underlying equity issuer, where such issuer is not the surviving entity, the amount you receive at maturity, and the amount used to determine whether the Notes should be automatically called, may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the applicable underlying equity in such reorganization event, which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. In some situations, the calculation agent may decide to deliver the cash value thereof. If any underlying equity issuer becomes subject to (i) a reorganization event (as defined herein) and the relevant distribution property (as defined herein) consists solely of cash or (ii) a merger or consolidation with UBS or any of its affiliates, the calculation agent may select a substitute security as defined below under “General Terms of the Notes — Reorganization Events” to replace the underlying equity. The occurrence of these reorganization events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific reorganization events that may lead to these adjustments and the procedures for selecting distribution property or a substitute security in the section of this product supplement called “General Terms of the Notes — Reorganization Events”. The calculation agent will make any such adjustments in order to achieve an equitable result.

ADRs.  If an underlying equity is an ADR and the ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the non-U.S. stock issuer and the ADR depositary is terminated for any reason, the amount you receive at maturity, and the amount used to determine whether the Notes should be automatically called, will be based on the non-U.S. stock. Such delisting of the ADRs or termination of the ADR facility and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such delisting of the ADRs or termination of the ADR facility and the consequent adjustments in the section of this product supplement called “General Terms of the Notes — Delisting of ADRs or Termination of ADR Facility”.

ETFs.  If either a common stock or an ETF that is serving as an underlying equity is delisted or trading is suspended, or the ETF is otherwise discontinued, the amount you receive at maturity, and the amount used to determine whether the Notes should be automatically called, may be based on a security issued by another company, or in the case of an ETF, a share of another ETF or a basket of securities, futures contracts, commodities or other assets. Such delisting or suspension of trading in an underlying equity, or discontinuance of an ETF, and the consequent adjustments may materially and adversely affect the value of the Notes. We describe such discontinuance, delisting or suspension of trading in an underlying equity or ETF and the consequent adjustments in the sections of this product supplement called “General Terms of the Notes — Delisting or Suspension of Trading in an Underlying Equity” and “— Delisting, Discontinuance or Modification of an ETF”, respectively.

The calculation agent can postpone the determination of the initial price, closing price or final price on any observation date, including the final valuation date (and thus the applicable settlement date, call settlement date or the maturity date, respectively), upon the occurrence of a market disruption event.

The determination of the closing price or final price may be postponed with respect to the underlying equity if the calculation agent determines that a market disruption event has occurred or is continuing on any date (including the final valuation date). If such a postponement occurs, the calculation agent will determine closing price or final price by reference to the closing price of the underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying equity. In no event, however, will the relevant date or the final valuation date be postponed by more than eight trading days. As a result, the relevant call settlement date or the maturity date for the Notes could also be postponed, although not by more than eight trading days.

If the determination of the closing price or final price of the underlying equity is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing price or final price on such day. In such an event, the calculation agent will, in good faith, estimate the closing price or final price that would have prevailed in the absence of the market disruption event in the manner described under “General Terms of the Notes —  Market Disruption Events”, which may adversely affect the return on your investment in the Notes. If a market disruption event has occurred or is continuing with respect to the underlying equity on an originally-scheduled observation date or the final valuation date the related coupon payment date, call settlement date or maturity date may be delayed by the calculation agent as it deems appropriate.

The calculation agent may also postpone the determination of the initial price of the underlying equity on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to the underlying equity on that date. If the trade date is postponed, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Notes — sales in the secondary market may result in significant losses.

If your Notes are not automatically called, you should be willing to hold your Notes until maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or on any electronic communications network. UBS Securities LLC and other affiliates of UBS may make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses, even in cases where the price of the underlying equity is equal to or greater than the conversion price. The potential returns described in this product supplement and the applicable pricing supplement are possibly only in the case that you hold your Notes to maturity.

The inclusion of commissions and compensation in the original issue price of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates (or any third party market maker) are willing to purchase the Notes in secondary market transactions will likely be lower than the issue price, since the issue price is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to, or embedded profit in, the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

The market value of your Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the closing price of the underlying equity on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

•	the volatility of the underlying equity or underlying constituents, i.e., the frequency and magnitude of changes in the closing price of such assets;
•	for any underlying equity that is an ETF (an “underlying ETF”), changes to the composition of the underlying ETF and changes to the underlying constituents;
•	for any underlying ETF, the market prices of the underlying constituents;
•	the dividend rate paid on the underlying equity or underlying equity constituents (while not paid to holders of the Notes, dividend payments on the underlying equity or underlying equity constituents may influence the value of the Notes);
•	interest rates in the U.S. market and each market related to the underlying equity or underlying constituents;
•	supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;
•	if the underlying equity is an ADR, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which the non-U.S. stock is traded;
•	for any underlying ETF having underlying constituents that are traded in non-U.S. markets, or if the underlying equity is substituted or replaced by a security that is quoted and traded in a non-U.S. currency, the exchange rate and volatility of the exchange rate between the U.S. dollar and the currency of the country in which such securities are traded;
•	the time remaining to the maturity of the Notes;
•	the creditworthiness of UBS; and
•	geopolitical, economic, financial, political, regulatory, judicial, force majeure or other events that affect the price(s) of the underlying equity or underlying constituents generally.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor. Therefore, the value of the Notes prior to maturity may be less than the principal amount, and may be significantly different than the amount expected at maturity.

RISKS RELATED TO GENERAL CHARACTERISTICS OF THE UNDERLYING EQUITY

The respective underlying equity issuer — and thus the underlying equity — is subject to various market risks.

The respective underlying equity issuer or, if the underlying equity is an ETF, the underlying constituents of such ETF, are subject to various market risks. Consequently, the prices of the underlying equity may fluctuate depending on the respective markets in which the respective underlying equity issuer operates or, if the underlying equity is an ETF, the respective markets in which the underlying constituents trade. Market forces outside of our control could cause the closing price of the underlying equity to be less than the conversion price on the final valuation date. The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the underlying equity issuer, such as equity or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. The applicable pricing supplement will provide a brief description of the underlying equity issuer and the underlying equity to which the Notes we offer are linked. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

UBS and its affiliates have no affiliation with any underlying equity issuers and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

Unless otherwise specified in the applicable pricing supplement, we and our affiliates are not affiliated with any underlying equity issuers and have no ability to control or predict their actions, including any corporate actions that could constitute an antidilution or reorganization event of the type that would require the calculation agent to adjust the number of shares that may be delivered to you at maturity, and have no ability to control the public disclosure of these corporate actions or any events or circumstances affecting an underlying equity issuer. The underlying equity issuer is not involved in the offering of the Notes in any way and has no obligation to consider your interests as owner of the Notes in taking any corporate actions that might affect the market value of your Notes or the payment at maturity. An underlying equity issuer may take actions that could adversely affect the market value of the Notes.

The Notes are unsecured debt obligations of UBS only and are not obligations of the underlying equity issuer or any other third party. None of the issue price you pay for the Notes will go to the underlying equity issuer.

Unless otherwise specified in the applicable pricing supplement, we have derived the information about the respective underlying equity issuer and the underlying equity from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information available with respect to the underlying equity issuer or the underlying equity. You, as an investor in the Notes, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Notes. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

This product supplement relates only to the Notes and does not relate to the underlying equity or the underlying equity issuer.

Historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Notes.

The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity. As a result, it is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors, as discussed above.

An investment in the Notes may be subject to risks associated with non-U.S. markets.

The underlying equity or an underlying constituent may be issued by a non-U.S. company and may trade on a non-U.S. exchange. An investment in Notes linked directly or indirectly to the value of non-U.S. equity securities or non-U.S. exchange-traded futures contracts involves particular risks.

Generally, non-U.S. securities and non-U.S. futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and U.S. futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodity Futures Trading Commission generally do not apply to trading on non-U.S. commodity futures exchanges, and trading on those non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges.

Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and non-U.S. futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities or non-U.S. futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

There are important differences between the rights of holders of ADRs and the rights of holders of the non-U.S. stock.

If the underlying equity is an ADR, you should be aware that your Notes are linked to the ADR and not the non-U.S. stock represented by such ADR, and there exist important differences between the rights of holders of an ADR and the non-U.S. stock such ADR represents. Each ADR is a security evidenced by American depositary receipts that represents a specified number of shares of the non-U.S. stock. Generally, the ADRs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. stock issuer and holders of the ADRs, which may be different from the rights of holders of common stock of the non-U.S. stock issuer. For example, the non-U.S. stock issuer may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the non-U.S. stock may be significant and may materially and adversely affect the market value of your Notes.

If the underlying equity is an ADR, the value of the ADR may not completely track the price of the non-U.S. stock represented by such ADR.

If the underlying equity is an ADR, you should be aware that, although the trading characteristics and valuations of the ADR will usually mirror the characteristics and valuations of the non-U.S. stock represented by that ADR, the value of such ADR may not completely track the value of such non-U.S. stock. Active trading volume and efficient pricing for such non-U.S. stock on the stock exchange(s) on which that non-U.S. stock principally trades will usually, but not necessarily, indicate similar characteristics in respect of the ADR. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the ADR than for the non-U.S. stock. Since holders of the ADRs may surrender the ADRs to take delivery of and trade the non-U.S. stock (a characteristic that allows investors in ADRs to take advantage of price differentials between different markets), an illiquid market for the non-U.S. stock generally will result in an illiquid market for the ADRs representing such non-U.S. stock.

If the underlying equity is an ADR, the market price of such ADR and the value of the Notes linked to such ADR will be affected by conditions in the markets where such ADR principally trades.

Although the market price of an underlying equity that is an ADR is not directly tied to the market price of the non-U.S. stock in the non-U.S. markets where such non-U.S. stock principally trades, the market price of such ADR is generally expected to track the U.S. dollar value of the currency of the country where the non-U.S. stock principally trades and the trading price of such non-U.S. stock on the stock exchange(s) where that non-U.S. stock principally trades due to the fact that owners of ADR have the right to obtain the non-U.S. stock represented by such ADR. This means that the market value of any underlying equity that is an ADR is expected to be affected by the exchange rates between the U.S. dollar and the currency of the country where the non-U.S. stock principally trades and by factors affecting the non-U.S. stock and the markets where such non-U.S. stock principally trades.

Fluctuations relating to exchange rates may affect the value of your investment.

Fluctuations in exchange rates may affect the value of your investment where an underlying equity is: (1) an ADR, which is quoted and traded in U.S. dollars, but represents a non-U.S. stock that is quoted and traded in a non-U.S. currency and that may trade differently from the ADR, (2) is substituted or replaced by another underlying equity that is quoted and traded in a non-U.S. currency or (3) an underlying ETF that invests in underlying constituents that are quoted and traded in non-U.S. currency.

If the underlying equity is an ETF that invests in underlying constituents that are traded on non-U.S. markets, the market price of such underlying constituents generally will reflect the U.S. dollar value of those assets. Therefore, holders of Notes based upon one or more ETFs that invests in non-U.S. markets will be exposed to currency exchange rate risk with respect to the currency in which such non-U.S. assets trade. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. asset in the relevant ETF’s portfolio. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the non-U.S. underlying constituents in which an ETF invests will be adversely affected and the value of the Notes may decrease.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the Notes. Changes in the exchange rate between the U.S. dollar and a non-U.S. currency may affect the U.S. dollar equivalent of the price of any underlying equity or underlying constituents described in (1) through (3) above and, as a result, may affect the value of the Notes.

In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the value of an underlying equity or underlying constituents that is quoted and traded in a non-U.S. currency.

Neither the closing price nor the final price for the Notes will be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the underlying equity or underlying constituents that are traded in currencies other than the U.S. dollar.

Although, as discussed above, the underlying equity or underlying constituents may be traded in, or its market value(s) may be converted into, currencies other than the U.S. dollar, the Notes are denominated in U.S. dollars, and the calculation of the amount payable on the Notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the underlying equity or underlying constituent is denominated. The amount we pay in respect of the Notes on the maturity date will be determined solely in accordance with the procedures described in “General Terms of the Notes.”

The value of the shares of an ETF may not completely track the value of the securities, futures contracts or commodities in which the ETF invests or the level of its respective target index.

If the underlying equity is an ETF, you should be aware that, although the trading characteristics and valuations of the ETF will usually mirror the characteristics and valuations of its underlying constituents, the value of the ETF may not completely track the value of those assets in which that ETF invests. The value of the ETF will reflect transaction costs and fees that the securities, futures contracts or commodities in which the ETF invests do not have.

In addition, the ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “target index”). The correlation between the performance of an ETF and the performance of its target index may not be perfect. Although the performance of an ETF seeks to replicate the performance of its target index, the ETF may not invest in all the securities, futures contracts or commodities comprising such target index but rather may invest in a representative sample of those assets. Also, an ETF may not fully replicate the performance of its target index due to the temporary unavailability of certain securities, futures contracts or commodities comprising such target index. Finally, the performance of an ETF will reflect transaction costs and fees that are not included in the calculation of its target index. As a result of the foregoing, the performance of an ETF may not replicate the performance of its target index. Furthermore, because an ETF is traded on a national securities exchange and is subject to the market supply and demand by investors, the market value of an ETF may differ from the net asset value per share (i.e., its intrinsic economic value) of the ETF.

In addition, although shares of an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the shares of an ETF or that there will be sufficient liquidity in the trading market.

RISKS RELATED TO CHARACTERISTICS AND ISSUES OF ETFS
WITH UNDERLYING COMMODITIES

In the case of Notes linked to an ETF with underlying commodities, commodity prices may change unpredictably, affecting the value of your Notes in unforeseeable ways.

Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the closing price of an ETF with underlying commodities and, therefore, the value of your Notes in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.

In the case of Notes linked to an ETF with underlying commodities, such Notes may not offer direct exposure to commodity spot prices.

Your Notes may be linked to an ETF with underlying commodities that is comprised of commodity futures contracts and not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

In the case of Notes linked to an ETF with underlying commodities, suspensions or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Notes.

Commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. and some non-U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of any ETF with underlying commodities and, therefore, the value of your Notes.

In the case of Notes linked to an ETF with underlying commodities, higher future prices of commodities included in the ETF relative to their current prices may lead to a decrease in the amount payable at maturity.

Your Notes may be linked to an ETF with underlying commodities that is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. The relative sale prices of the contracts with earlier and later expiration dates will depend on the ETF commodities included in any underlying ETF and the markets for those ETF commodities during the term of your Notes. To the extent the ETF rolls futures contracts from a lower priced futures contract to a higher priced futures contract, the rolls could adversely affect the value of any ETF with underlying commodities to which your Notes are linked, therefore adversely affecting the probability that the Notes are called and the payment you receive at maturity, if any.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

Trading and other transactions by UBS or its affiliates in the underlying equity or any underlying constituent, or other derivative products based on the underlying equity or any underlying constituent, may adversely affect the probability of the Notes being called, any amount payable at maturity and the market value of the Notes.

As described below under “Use of Proceeds and Hedging, UBS or its affiliates expect to enter into hedging transactions involving purchases of the underlying equity, the underlying constituents, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets prior to, on and/or after the applicable trade date, and may subsequently enter into additional hedging transactions or unwind those previously entered into. Although they are not expected to, any of these hedging activities may adversely affect the market value(s) of any underlying equity or underlying constituents and, therefore, the probability of the Notes being called, the amount payable at maturity and the market value of the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UBS or its affiliates may also engage in trading in the underlying equity or any underlying constituent and other instruments described above on a regular basis as part of our general broker-dealer and other businesses, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the closing price of the underlying equity and, therefore, the probability of the Notes being called, the market value and/or payment at maturity of the Notes. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the underlying equity. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value and/or payment at maturity of the Notes.

UBS Securities LLC and other affiliates of UBS, as well as other third parties, may also make a secondary market in the Notes, although they are not required to do so. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS, as well as other third parties, to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the closing price of the underlying equity to which the Notes are linked or the market value and/or payment at maturity of the Notes.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the underlying equity and underlying constituents, as applicable, including listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on those assets, that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating transactions, including block trades and options and other derivatives transactions for their customers, and in accounts under their management. These trading activities, if they influence the closing price of the underlying equity and/or underlying constituents, as applicable, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the underlying equity issuer, including making loans or acting as a counterparty (including with respect to derivatives) to or providing advisory services to that company. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the closing price of the underlying equity and/or underlying constituents, as applicable, and, therefore, the market value of the Notes.

There are potential conflicts of interest between you and the calculation agent.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine whether the closing price of the underlying equity is equal to or greater than the initial price on any observation date or less than the conversion price on the final valuation date and, accordingly, the payment on the applicable call settlement date or at maturity on your Notes. We may change the calculation agent after the settlement date of any Notes without notice. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent”. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying equity has occurred or is continuing on a day when the calculation agent will determine the closing price of the underlying equity. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of any of our affiliates to maintain or unwind hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Affiliates of UBS may act as agent or dealer in connection with the sale of the Notes.

UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

One of our affiliates may serve as the depositary for the ADRs representing the underlying equity.

One of our affiliates may serve as the depositary for some non-U.S. companies that issue ADRs. If the underlying equity is an ADR and one of our affiliates serves as depositary for such ADRs, the interests of our affiliate, in its capacity as depositary for the ADRs, may be adverse to your interests as a holder of the Notes.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Notes are uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable final terms supplement. If the IRS were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes could be affected materially and adversely. Please read carefully the section entitled “Supplemental U.S. Tax Considerations” of this product supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” should be applied to such instruments. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described under “Supplemental U.S. Tax Considerations” unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was also proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislations and their possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences (including possible application of Section 1260 and alternative treatments and the issues presented by the 2007 IRS notice) of an investment in the Notes (or any shares of the underlying equity received at maturity), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

GENERAL TERMS OF THE NOTES

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the more detailed explanation set forth elsewhere in the applicable pricing supplement and in the accompanying prospectus. In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the Notes:

The Airbag Autocallable Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG, the return on which is linked to the performance of either (i) common stock of a specific company or (ii) shares of an exchange traded fund (each, an “underlying equity”). As used in this product supplement, the term “common stock” also includes non-U.S. equity securities issued through depositary arrangements such as American depositary receipts (“ADRs”). We refer to the common stock represented by an ADR as “non-U.S. stock”. If the underlying equity is an ADR, the term “non-U.S. stock issuer” refers to the issuer of the non-U.S. stock underlying such ADR.

Coupons

Regardless of how the underlying equity performs, UBS will pay you coupons during the term of the Notes, periodically in arrears, at a rate per annum (the “coupon payment rate”) on the coupon payment dates set forth in the applicable pricing supplement for each offering of the Notes.

Payment Upon an Automatic Call

If the closing price of the underlying equity is equal to or greater than the initial price on the relevant observation date, the Notes will be called automatically (an “automatic call”). If UBS calls the Notes, the call settlement date will generally be two business days following the relevant observation date. If UBS calls the Notes, UBS will pay on the applicable call settlement date a cash payment per Note that you hold equal to your principal amount plus the applicable coupon otherwise due on such date. Once called, no further amounts will be owed to you under the Notes. Unless otherwise specified in the applicable pricing supplement, the principal amount of each Note is $1,000.

Unless otherwise specified in the applicable pricing supplement, the “initial price” is the closing price of the underlying equity on the trade date (as may be adjusted in Notes case of antidilution and reorganization events as described under “— Antidilution Adjustments” and “— Reorganization Events”), as determined by the calculation agent.

Payment at Maturity

If the Notes are not automatically called and the final price is equal to or greater than the conversion price, UBS will pay you for each Note you hold a cash payment per Note equal to your principal amount on the maturity date.

If, however, the Notes are not automatically called and the final price is less than the conversion price, on the maturity date UBS will either (i) deliver to you a number of shares of the underlying equity equal to the share delivery amount (and, if applicable, cash in lieu of any fractional shares) or (ii) pay you the cash equivalent for each Note you hold, and any percentage decline in the price of the underlying equity below the conversion price will result in a proportionately higher percentage decline in the value of the share delivery amount or cash equivalent.

Unless otherwise specified in the applicable pricing supplement, the “final price” is the closing price of the underlying equity on the final valuation date, as determined by the calculation agent, as may be adjusted in the case of antidilution and reorganization events as described under “— Antidilution Adjustments” and “— Reorganization Events”.

The “share delivery amount” is a number of shares of the underlying equity equal to (i) the principal amount per Note divided by (ii) the conversion price of the underlying equity. The “cash equivalent” is an amount of cash, in U.S. dollars, equal to the product of the share delivery amount and the final price. The “conversion price” is a specified price of the underlying equity that is less than the initial price, equal to a percentage of the initial price as set forth in the applicable pricing supplement. The share delivery amount and the conversion price may both be adjusted in the case of antidilution and reorganization events as described under “— Antidilution Adjustments” and “— Reorganization Events”.

Unlike ordinary debt securities, UBS will not necessarily repay the principal amount of the Notes at maturity. The share delivery amount or the cash equivalent you receive at maturity is expected to be worth less than your principal amount and may be worthless. If we deliver to you the share delivery amount at maturity, such share delivery amount may consist of the underlying equity and, if applicable, cash in lieu of any fractional shares.

Following one or more antidilution or reorganization adjustments to the share delivery amount by the calculation agent, the share delivery amount may consist of “distribution property”, a “substitute security” or cash in lieu of all or a portion of the share delivery amount otherwise required to be delivered, in each case as determined by the calculation agent as provided under “— Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading in a Common Stock”, “— Delisting of ADRs or Termination of ADR Facility” and “— Delisting, Discontinuance or Modification of an ETF”.

Investing in the Notes involves significant risks.  The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not automatically called and the final price is less than the conversion price, UBS will deliver to you either the share delivery amount or the cash equivalent at maturity, the value of which is expected to be worth less than your principal amount and may be worthless, resulting in a loss of some or all of your initial investment. Specifically, the value of the share delivery amount or cash equivalent will decline at a proportionately higher percentage for each percentage that the final price falls from the initial price below the conversion price.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

The applicable pricing supplement will specify the trade date, maturity date, observation dates (including the final valuation date) and coupon payment dates, as well as the respective terms of each offering of the Notes, including the underlying equity.

The calculation agent may adjust the terms of the Notes for an underlying equity in the case of antidilution and reorganization events described below under “— Antidilution Adjustments” and “— Reorganization Events”.

Denominations

For each offering of the Notes in which you invest, your minimum investment is one Note at the principal amount. The principal amount of each Note is $1,000, unless otherwise set forth in the applicable pricing supplement.

No Fractional Shares

If our payment is to be made in shares of the underlying equity, we will deliver to you the share delivery amount, but we will pay cash in lieu of delivering any fractional shares of the underlying equity in an amount equal to that fraction, as determined by the calculation agent, multiplied by the final price.

Call Settlement Date

If the Notes are called, the call settlement date will generally be two business days following the relevant observation date, unless otherwise specified in the applicable pricing supplement. As described under “— Observation Dates” below, the calculation agent may postpone an observation date — and therefore a call settlement date — if a market disruption event occurs or is continuing on a day that would otherwise be an observation date. We describe market disruption events under “— Market Disruption Events” below.

Observation Dates

The observation dates for your Notes will be the dates set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on any such day. In that event, the affected observation date will be the first following trading day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, will an observation date for the Notes be postponed by more than eight trading days. The postponement of one or more observation dates shall have no effect on any subsequent observation dates.

If any observation date specified in the applicable pricing supplement occurs on a day that is not a trading day, such observation date will be the next following trading day.

Regular Record Dates for Interest

Unless otherwise specified in the applicable pricing supplement, the regular record date relating to a coupon payment date for the Notes will be the business day prior to the coupon payment date.

Maturity Date

The maturity date for your Notes will be set forth in the applicable pricing supplement. If the Notes are not automatically called prior to maturity, the Notes will mature on the maturity date, unless that day is not a business day, in which case the maturity date will be the next following business day. If the calculation agent postpones the final valuation date, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. As discussed below under “— Final Valuation Date,” the calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under “— Market Disruption Events” below.

The postponement of the maturity date for one offering of the Notes will not affect the maturity date for any other offering of the Notes.

Final Valuation Date

If the Notes are not previously called, the final valuation date will be the final observation date as set forth in the applicable pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following trading day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, will the final valuation date — and, therefore, the maturity date — for the Notes be postponed by more than eight trading days.

If the final valuation date specified in the applicable pricing supplement occurs on a day that is not a trading day, the final valuation date will be the next following trading day. A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Closing Price

The “closing price” for an underlying equity or any other security for which a closing price must be determined, on any trading day means:

a)	if the underlying equity (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of NASDAQ, the official closing price), for such underlying equity (or such other security) during the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying equity (or such other security) is listed or admitted to trading; or
b)	if, following certain reorganization events affecting the underlying equity or following delisting or suspension of trading in the underlying equity, the underlying equity is substituted or replaced by a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, the official closing price for such non-U.S. security on the primary non-U.S. exchange on which such non-U.S. security is listed (such closing price to be converted to U.S. dollars according to the conversion mechanism described below under “— Reorganization Events”); or
c)	if the underlying equity (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by FINRA, the last reported sale price during the principal trading session on the OTC Bulletin Board Service on such day; or
d)	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the underlying equity (or such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Events

The calculation agent will determine the closing price of the underlying equity on each observation date and the final price on the final valuation date. If the calculation agent determines that, on any observation date or on the final valuation date, a market disruption event has occurred or is continuing with respect to the underlying equity, the affected date for that offering of the Notes may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will determine the closing price or final price by reference to the closing price for the disrupted underlying equity on the first trading day on which no market disruption event occurs or is continuing with respect to the underlying equity. If, however, the affected date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing price or final price on such day. In such an event, the calculation agent will, in good faith, estimate the closing price or final price for the underlying equity that would have prevailed in the absence of the market disruption event.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone an observation date, or the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price or final price of the underlying equity on such date.

The calculation agent may also postpone the determination of the initial price of the underlying equity on the trade date specified in the applicable pricing supplement for each offering of the Notes, if it determines that a market disruption event has occurred or is continuing with respect to the underlying equity on that date. If the trade date is postponed, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of that offering of the Notes remains the same, as well as the observation dates.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Any of the following will be a market disruption event with regard to a particular offering of the Notes, in each case as determined by the calculation agent:

a)	a suspension, absence or material limitation of trading in the underlying equity in the primary market for such equity for more than two hours of trading or during the one hour before the close of trading in that market;
b)	a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or, with respect to an underlying ETF, to the target index of that ETF;
c)	for an underlying ETF, the occurrence or existence of a suspension, absence or material limitation of trading in the underlying constituents which then comprise 20% or more of the value of the underlying constituents of the ETF on the primary exchanges for such underlying constituents for more than two hours of trading or during the one hour before the close of trading of such exchanges; or
d)	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in any underlying equity generally.

For the avoidance of doubt, for any offering of the Notes, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to an underlying equity or, with respect to an underlying ETF, to (x) the target index of such ETF, or (y) the underlying constituents of such ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:

a)	a price change exceeding limits set by that market,
b)	an imbalance of orders relating to those contracts, or
c)	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity.

For this purpose, for any offering of the Notes, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying equity:

a)	a limitation on the hours or numbers of days of trading in an underlying equity or options on that underlying equity, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
b)	a decision to permanently discontinue trading in the options or futures contracts relating to an underlying equity, or, for an underlying ETF, to the target index or underlying constituents.

Antidilution Adjustments

For any offering of the Notes, the initial price, share delivery amount, conversion price and/or final price or any other term of the Notes are each subject to adjustments by the calculation agent as a result of the antidilution events described in this section. The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution above under “Risk Factors — You have limited protection in the case of antidilution and reorganization events”.

How Adjustments Will be Made

If one of the events described below occurs with respect to an underlying equity and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the underlying equity, the calculation agent will calculate such corresponding adjustment or series of adjustments to the initial price, share delivery amount, conversion price and/or final price, as applicable, of the affected underlying equity, or any other term of the Notes, as the calculation agent determines appropriate to account for that diluting or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the share delivery amount will be doubled and the initial price, and conversion price will each be halved. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the underlying equity, if applicable, in the event of a consolidation or merger of the issuer of the applicable underlying equity with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the terms of the Notes.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the initial price, share delivery amount, conversion price, and/or final price for the first event, then adjust those same terms for the second event, and so on for any subsequent events.

If an event requiring antidilution adjustments occurs, notwithstanding the description of the specific adjustments to be made, the calculation agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the Notes that results solely from that event to achieve an equitable result. The calculation agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the calculation agent include, but are not limited to, the initial price, share delivery amount, conversion price and/or final price, as applicable, of the underlying equity. In determining whether or not any adjustment so described achieves an equitable result, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected underlying equity.

No such adjustments will be required unless such adjustments would result in a change of at least 0.1% in the initial price, share delivery amount, trigger price and/or final price. All terms of the Notes resulting from any adjustment will be rounded up or down, as appropriate, to the nearest cent, with one-half cent being rounded upward.

If your Notes are linked to an ADR, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your Notes, the dividend paid by the non-U.S. stock issuer, net of any applicable non-U.S. withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

For purposes of the antidilution adjustments, if an ADR is serving as the underlying equity, the calculation agent will consider the effect of the relevant event on the holders of the ADRs. For instance, if a holder of the ADRs receives an extraordinary dividend, the provisions below would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off security as well as the existing non-U.S. stock, the calculation agent may determine not to effect antidilution adjustments. More particularly, if an ADR is serving as the underlying equity, no adjustment will be made (1) if holders of ADRs are not eligible to participate in any of the events requiring antidilution adjustments described below or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has adjusted the number of shares of non-U.S. stock represented by each ADR so that the economic terms of the ADRs would not be affected by the antidilution event in question.

If the non-U.S. stock issuer or the depositary for the ADRs, in the absence of any of the events described below, elects to adjust the number of shares of non-U.S. stock represented by each ADR, then the calculation agent may make the necessary antidilution adjustments to reflect such change. The depositary for the ADRs may also have the ability to make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights and cash. Upon any such adjustment by the depositary, the calculation agent may adjust such terms and conditions of the Notes as the calculation agent determines appropriate to account for that event.

The calculation agent will make all determinations with respect to antidilution adjustments affecting a particular offering of the Notes, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a diluting or concentrative effect on the theoretical value of the applicable underlying equity), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those Notes. Upon your written request, the calculation agent will provide you with information about any adjustments it makes as the calculation agent determines is appropriate.

The following events are those that may require antidilution adjustments:

a)	a subdivision, consolidation or reclassification of the underlying equity or a free distribution or dividend of shares of the underlying equity to existing holders of the underlying equity by way of bonus, capitalization or similar issue;
b)	a distribution or dividend to existing holders of the underlying equity of:
º	additional shares of the underlying equity as described under “— Stock Dividends or Distributions” below,
º	other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the respective underlying equity issuer equally or proportionately with such payments to holders of the underlying equity, as applicable, or
º	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent;
c)	the declaration by the respective underlying equity issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the underlying equity, as applicable, or other assets;
d)	a repurchase by the respective underlying equity issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
e)	a consolidation of the respective underlying equity issuer with another company or merger of the respective underlying equity issuer with another company; and
f)	any other similar event that may have a diluting or concentrative effect on the theoretical value of the underlying equity.

The adjustments described below do not cover all events that could affect the value of the Notes. We describe the risks relating to dilution under “Risk Factors — You have limited protection in the case of antidilution and reorganization events.”

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the underlying equity is subject to a stock split or a reverse stock split, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price and conversion price will each be adjusted by dividing the prior initial price and the prior conversion price by, the number of shares that a holder of one share of the underlying equity before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the underlying equity is subject to a stock dividend payable in shares of the underlying equity, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price and conversion price will each be adjusted by dividing the prior initial price and the prior conversion price by, the sum of one and the number of additional shares issued in the stock dividend or distribution with respect to one share of the underlying equity.

It is not expected that antidilution adjustments will be made to the share delivery amount, initial price and the conversion price in the case of stock dividends payable in shares of the underlying equity that are in lieu of ordinary cash dividends payable with respect to shares of such underlying equity.

Other Dividends or Distributions

The terms of the Notes will not be adjusted to reflect dividends or other distributions paid with respect to the underlying equity, other than:

a)	stock dividends described under “— Stock Dividends or Distributions” above;
b)	issuances of transferable rights and warrants with respect to the underlying equity as described under “— Transferable Rights and Warrants” below;
c)	if the underlying equity is common stock in a specific company, distributions that are spin-off events described under “— Reorganization Events”; and
d)	extraordinary cash dividends described below.

For any offering of the Notes, a dividend or other distribution with respect to the underlying equity will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the underlying equity by an amount equal to at least 10% of the closing price of the underlying equity on the trading day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first trading day on which the underlying equity trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the underlying equity and is payable in cash, then the share delivery amount will be adjusted by multiplying the prior share delivery amount by, and the initial price and conversion price will each be adjusted by dividing the prior initial price and prior conversion price, respectively, by, the ratio of the closing price of the underlying equity on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the underlying equity equals:

a)	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of underlying equity minus the amount per share of underlying equity of the immediately preceding dividend, if any, that was not an extraordinary dividend for the underlying equity; or
b)	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the underlying equity that is both an extraordinary dividend and payable in underlying equity, or an issuance of rights or warrants with respect to the underlying equity that is also an extraordinary dividend, will result in adjustments to the initial price, share delivery amount and conversion price, or any other term of the Notes as described under “— Stock Dividends or Distributions” above or “— Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of an underlying equity issues transferable rights or warrants to all holders of such underlying equity to subscribe for or purchase such underlying equity at an exercise price per share that is less than the closing price of such underlying equity on the trading day before the ex-dividend date for such issuance, then the calculation agent may adjust the initial price, share delivery amount, conversion price and/or final price, as applicable, of the underlying equity, or any other terms of the Notes as the calculation agent determines appropriate with reference to any adjustment(s) to options contracts on the affected underlying equity in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

a)	the underlying equity is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the underlying equity issuer;
b)	the underlying equity issuer or any surviving entity or subsequent surviving entity of such issuer (a “successor entity”), has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following the event;
c)	any statutory share exchange involving outstanding shares of the underlying equity issuer or any successor entity and the securities of another entity occurs, other than as part of an event described in clause (b) above;
d)	the underlying equity issuer or any successor entity sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
e)	the underlying equity issuer or any successor entity effects a spin-off, that is, issues equity securities of another issuer to all holders of the underlying equity, other than as part of an event described in clauses (b), (c) or (d) above (a “spin-off event”);
f)	the underlying equity issuer or any successor entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
g)	a tender or exchange offer or going private transaction is commenced for all the outstanding shares of the issuer of the underlying equity or any successor entity and is consummated for all or substantially all of such shares.

If a reorganization event other than a share-for-cash event or an issuer merger event (each as defined below) occurs with respect to an underlying equity, then the determination of whether the closing price of the underlying equity is equal to or greater than the initial price on any observation date, the closing price of the underlying equity on any observation date (or the final price in the case of the valuation date), the determination of the share delivery amount and whether the final price is less than the conversion price on the final valuation date will depend upon the amount, type and value of property or properties — whether securities, other property or a combination of securities, other property and cash — that a hypothetical holder of the number of shares of the underlying equity prior to the reorganization event would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property”. Such distribution property may consist of securities issued by a non-U.S. company and be quoted and traded in a non-U.S. currency. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property. For any distribution property consisting of a security (including a security issued by a non-U.S. company and quoted and traded in a non-U.S. currency), the calculation agent will use the closing price of the security on the relevant date of determination. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the underlying equity may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the underlying equity that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the underlying equity and the calculation agent adjusts such underlying equity to consist of the distribution property as described above, the calculation agent will make further antidilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the adjusted underlying equity for that offering of the Notes. The calculation agent will do so to the same extent that it would make adjustments if the shares of the underlying equity were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the distribution property, the required adjustment will be made with respect to that component, as if it alone were the underlying equity.

For example, if the underlying equity issuer merges into another company and each share of the underlying equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the underlying equity for each Note in that particular offering will be adjusted to consist of two common shares of the surviving company and the specified amount of cash. The calculation agent will adjust the common share component of the adjusted underlying equity for each Note in the particular offering to reflect any later stock split or other event, including any later reorganization or antidilution event, that affects the common shares of the surviving company, to the extent described in this section and in “— Antidilution Adjustments”, as if the common shares were issued by the respective issuer of the underlying equity. In that event, the cash component will not be adjusted but will continue to be a component of the underlying equity for that particular offering (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property if a reorganization event occurs, and any amounts due at maturity of the Notes, including the determination of the cash value of any distribution property, if necessary.

If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency) distributed in, or as a result of, the event will be substituted for the applicable underlying equity as described above. Consequently, in this product supplement, references to the underlying equity, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted underlying equity for the particular offering of the Notes. Similarly, references to the respective underlying equity issuer include any surviving or successor entity in a reorganization event affecting that issuer.

If the distribution property comprising the adjusted underlying equity includes securities issued by one or more non-U.S. companies (aside from ADRs) or any other consideration other than equity securities saleable on a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent, unless otherwise specified in the applicable pricing supplement, to the extent that the share delivery amount is otherwise determined at maturity, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of whether the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) is, as the case may be, equal to or greater than the initial price on any observation date or less than the conversion price on the valuation date, the closing price of such non-U.S. securities as of the relevant date of determination will be converted to U.S. dollars using the applicable exchange rate as described below, unless otherwise specified in the applicable pricing supplement.

On any date of determination, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such non-U.S. securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:15 P.M., London time, for such date of determination. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date of determination, the applicable exchange rate on such day will equal the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 3:00 P.M., New York City time, on such date of determination, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable non-U.S. currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable non-U.S. currency payable to holders of the Notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If (i) a reorganization event occurs with respect to an underlying equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) the underlying equity issuer or any successor entity becomes subject to a merger or consolidation with UBS AG or any of its affiliates (an “issuer merger event”), the calculation agent may select a substitute security (as defined under “— Delisting or Suspension of Trading in a Common Stock” below) to replace such underlying equity that is affected by any such share-for-cash event or issuer merger event (the “original underlying equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The substitute security will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustment to the share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes and whether the Notes will be called following an observation date, by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.

Upon the occurrence of a share-for-cash event or an issuer merger event, if the calculation agent determines that no substitute security comparable to the original underlying equity exists, then the calculation agent will deem the closing price of the original underlying equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the closing price of the underlying equity on each remaining trading day to, and including, the final valuation date.

If an ADR is serving as the underlying equity and the non-U.S. stock represented by such ADR is subject to a reorganization event as described above, no adjustments described in this section will be made (1) if holders of ADRs are not eligible to participate in such reorganization event or (2) aside from an issuer merger event, to the extent that the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has made adjustments to account for the effects of such reorganization event. However, if holders of ADRs are eligible to participate in such reorganization event and the calculation agent determines that the non-U.S. stock issuer or the depositary for the ADRs has not made adjustments to account for the effects of such reorganization event, the calculation agent may make any necessary adjustments to account for the effects of such reorganization event.

Delisting or Suspension of Trading in a Common Stock

If a common stock serving as the underlying equity is delisted or trading of the underlying equity is suspended on the primary exchange for such underlying equity, and such underlying equity is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such underlying equity will continue to be deemed the underlying equity.

If a common stock serving as the underlying equity is delisted or trading of such underlying equity is suspended on the primary exchange for such underlying equity, and is not immediately re-listed or approved for trading on a successor exchange, then the calculation agent may select a substitute security. A “substitute security” will be the common stock or ADR, which is listed or approved for trading on a major U.S. exchange or market, of a company then included in the same primary industry classification as the underlying equity issuer as published on the Bloomberg Professional® service page <Ticker> <Equity> RV <GO> or any successor thereto that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the underlying equity issuer as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if UBS AG or any of its affiliates is subject to a trading restriction under the trading restriction policies of UBS AG or any of its affiliates that would materially limit the ability of UBS AG or any of its affiliates to hedge the Notes with respect to the common stock or ADR of such company. If there is no issuer with the same primary industry classification as the underlying equity issuer that meets the requirements described above, the calculation agent may select a substitute security that is a common stock or ADR then listed or approved for trading on a major U.S. exchange or market (subject to the same absence of hedging restriction requirement and substitute selection criteria), from the following categories: first, issuers with the same primary “Sub-Industry” classification as the underlying equity issuer; second, issuers with the same primary “Industry” classification as the underlying equity issuer; and third, issuers with the same primary “Industry Group” classification as the underlying equity issuer. “Sub-Industry,” “Industry” and “Industry Group” have the meanings assigned by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor thereto for assigning Global Industry Classification Standard (“GICS”) Codes. If the GICS Code system of classification is altered or abandoned, the calculation agent may select an alternate classification system and implement similar procedures.

The substitute security will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes and whether the Notes will be called following an observation date, by reference to the substitute security and such adjusted terms. If the substitute security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the underlying equity is delisted or trading of the underlying equity is suspended and the calculation agent determines that no substitute security comparable to the underlying equity exists, then the calculation agent will deem the closing price of the underlying equity on the trading day immediately prior to its delisting or suspension to be the closing price of the underlying equity on each remaining trading day to, and including, the final valuation date.

Delisting of ADRs or Termination of ADR Facility

If an ADR serving as the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the issuer of the non-U.S. stock and the ADR depositary is terminated for any reason, then, on and after the date such ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “change date”), the non-U.S. stock will be deemed to be such underlying equity, and the calculation agent will make any required adjustment to the initial price, share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed and whether the Notes will be called following an observation date, by reference to the non-U.S. stock and such adjusted terms. To the extent that the non-U.S. stock and/or a group of one or more classes of non-U.S. stock substituted for the underlying equity represents more than or less than one share of such underlying equity, the calculation agent may modify the terms as necessary to ensure an equitable result including, but not limited to, changing the quantities and classes of such non-U.S. stock. On and after the change date, for all purposes, including the determination of the closing price and final price on any observation date and the final valuation date, respectively, the closing price of the non-U.S. stock will be expressed in U.S. dollars, converted using the applicable exchange rate as described above in “— Reorganization Events”, unless otherwise specified in the applicable pricing supplement.

Delisting, Discontinuance or Modification of an ETF

If an ETF serving as the underlying equity (“original ETF”) is delisted or trading of the original ETF is suspended on the primary exchange for the ETF, and the ETF is immediately re-listed or approved for trading on a successor exchange, then the original ETF will continue to be deemed the underlying equity.

If an ETF serving as the underlying equity is delisted or trading of the ETF is suspended on the primary exchange for the ETF, and such ETF is not immediately re-listed or approved for trading on a successor exchange, or the ETF is otherwise discontinued, then the calculation agent may select a substitute ETF. A “substitute ETF” will be the share of the ETF, which is listed or approved for trading on a major U.S. exchange or market, whose ETF (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) has the same target index as the original ETF or underlying constituents of the original ETF and (iii) is the most comparable to the original ETF as determined by the calculation agent based upon various criteria including but not limited to its underlying constituents and any target index, market capitalization, price volatility and dividend yield (the “substitute selection criteria”). The substitute ETF will be deemed to be the underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes and whether the Notes will be called following an observation date, by reference to the substitute ETF and such adjusted terms. If the substitute ETF is quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the substitute ETF on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF comparable to the original ETF exists, then the calculation agent may determine the closing price of the original ETF by reference to a basket comprised of (i) the underlying constituents of the original ETF or (ii) other securities, futures contracts, commodities or other assets comparable to the underlying constituents of the original ETF based upon the substitute selection criteria, in each case as determined by the calculation agent (a “replacement basket”). The replacement basket will be deemed to be the relevant underlying equity and the calculation agent will make any required adjustment to the initial price, share delivery amount, conversion price and/or final price, as applicable, and any other term of the Notes and thereafter will determine any amounts owed on the Notes and whether the Notes will be called following an observation date, by reference to the replacement basket and such adjusted terms. If the replacement basket includes any equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above in “— Reorganization Events”.

If the calculation agent determines that no substitute ETF or replacement basket comparable to the original ETF exists, then the calculation agent will deem the closing price of the original ETF on the trading day immediately prior to its delisting or suspension to be the closing price of the original ETF on each remaining trading day to, and including, the final valuation date.

If at any time the target index or the underlying constituents of an underlying ETF is changed in a material respect, or if the ETF in any other way is modified so that the price of its shares do not, in the opinion of the calculation agent, fairly represent the price of the shares of the ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications, and determine the closing prices of the underlying equity by reference to the price of the shares of the ETF as adjusted. Accordingly, if the ETF is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the price in order to arrive at a price of the shares of the ETF as if it had not been modified. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of the series of Notes constituted by the Notes. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The default amount for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, which we describe below, the holders of your Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the Notes upon an automatic call or any payment or delivery on your Notes at maturity will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to your Notes, we mean any day that is a business day of the kind described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Trading Day

A “trading day” is a business day, as determined by the calculation agent, on which trading is generally conducted on the primary U.S. exchange(s) or market(s) on which any underlying equity or underlying constituent is listed or admitted for trading. With respect to an underlying equity or underlying constituent issued by a non-U.S. stock issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange(s) or market(s) on which such instrument is listed or admitted for trading.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, whether the closing price is equal to or greater than the initial price on any observation date, the final price of the underlying equity (including, without limitation, whether the final price of the underlying equity is less than the conversion price), the share delivery amount, antidilution adjustments, market disruption events, reorganization events, business days, observation dates, the default amount, the amount payable in respect of your Notes, and all other determinations with respect to the Notes in its sole discretion. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The booking branch of UBS AG will be specified in the applicable pricing supplement.

USE OF PROCEEDS AND HEDGING

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases and sales of the underlying equity or underlying constituents and/or listed and/or over-the-counter options, futures, exchange-traded funds or other instruments on the underlying equity or underlying constituents prior to, on or after the applicable trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we or our affiliates may:

•	acquire or dispose of long or short positions of the underlying equity or underlying constituents,
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the above instruments,
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of any components of the U.S. or non-U.S. underlying equity or underlying constituents, or
•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge position relating to the Notes on or before the final valuation date for your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and the payment at maturity of your Notes. See “Risk Factors” of this product supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The United States federal income tax consequences of your investment in the Notes are uncertain. The following is a general description of certain material United States federal income tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

This discussion applies to you only if you hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or non-U.S. currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust,
•	a life insurance company,
•	a tax exempt organization, including an “Individual Retirement Account” or “Roth IRA”,
•	a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or the underlying equity, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the U.S. federal income tax consequences described herein. If you are considering the purchase of a Note, you should consult your own tax advisor concerning the application of the United States federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions. You should also consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the underlying equity, should you receive shares at maturity.

Except as otherwise noted under “Non-U.S. Holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons are authorized to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. If your Notes are physically settled at maturity by delivery to you of the underlying equity, you may suffer adverse U.S. federal income tax consequences if you hold such underlying equity. For example, you may be subject to U.S. withholding tax on dividends received on any U.S. underlying equity received at maturity. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any underlying equity received at maturity.

In addition, we will not attempt to ascertain whether any entity, the securities of which constitute the underlying equity, would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange, automatic call or maturity of a Note, or any underlying equity received in connection with the Note. You should refer to authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC or USRPHC.

No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in a Note are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of having agreed to the required tax treatment of your Notes described below and as to the application of state, local or other tax laws to your investment in your Notes.

Tax Treatment of Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you and (ii) a put option contract in respect of the underlying equity, which you entered into with us on the trade date as part of your initial investment in the Notes. The terms of the Notes require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for all U.S. federal income tax purposes in accordance with such characterization, and any reports to the IRS and to holders will be consistent with such treatment. In purchasing your Notes, you agree to these terms. Except as otherwise noted below, the discussion below assumes that the Notes will be so treated.

Tax Consequences to U.S. Holders

Tax Treatment of Coupons.  If your Notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, the Debt Portion of your Notes would likely be treated as having been issued for the principal amount of the Notes and coupons on the Notes would likely be treated in part as payments of interest with respect to the Debt Portion and in part as premium payments for the Put Option. The terms of your Notes require you and us to treat the Debt Portion as paying interest and the Put Option as making premium payments as set forth in the applicable pricing supplement.

If the Notes have a term greater than one year, amounts treated as interest on the Debt Portion would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. If the Notes have a term of one year or less, amounts treated as interest on the Debt Portion are likely to be subject to the general rules governing interest payments on short term notes and therefore would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers that elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently are likely to be required to include interest into income upon receipt of such interest. Amounts treated as premium payments for the Put Option are likely to be initially deferred from inclusion in income and would either be included in income by you as short-term capital gain upon the maturity of your Notes or would reduce the basis of any underlying equity you receive (or are deemed to receive if the cash equivalent is paid) upon the maturity of your Notes. Except as otherwise noted, the discussion below assumes that the payments for the Put Option component will be so treated.

Tax Treatment of Notes on Maturity.  The final Coupon payment on maturity would be taxable as described above under “— Tax Treatment of Coupons”. A cash payment of the full principal amount of your Notes upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the lapse of the Put Option which results in your recognition of short-term capital gain in an amount equal to the total amount paid to you for the Put Option and previously deferred as described above.

A payment in shares of the underlying equity upon the maturity of your Notes is likely to be treated as (i) payment in full of the principal amount of the Debt Portion, which does not result in the recognition of gain or loss if you are an initial purchaser of your Notes and (ii) the deemed exercise by us of the Put Option at maturity with your purchase of underlying equity for an amount equal to the principal amount of your Notes. Your U.S. federal income tax basis in underlying equity you receive would equal the principal amount of your Notes less the aggregate amount of payments you received for the Put Option and deferred as described above. Your holding period in the underlying equity you receive would begin on the day after you beneficially receive such equity. If you receive the cash in lieu of a fractional share of underlying equity, you would generally recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in such fractional share.

If you receive the cash equivalent at maturity (plus the final Coupon payment, which will be treated as above), you will be deemed to have cash-settled your obligation under the Put Option with a portion of the proceeds of the Debt Portion and you generally would recognize short-term capital gain or loss equal to (i) the amount of the cash received (other than the final coupon payment) on the Debt Portion less (ii) (x) the amount of the Debt Portion less (y) the aggregate premium payments received for the Put Option. The deductibility of capital losses is subject to limitations.

Upon the exercise or cash settlement of a Put Option, a cash method U.S. holder of a short-term obligation that does not elect to accrue acquisition discount in income currently will recognize ordinary income equal to the accrued and unpaid interest on the Debt Portion.

Sale or Exchange of a Note.  Upon a sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the fair market values thereof on the date of the sale or exchange. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your Notes if you are an initial purchaser of your Notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be capital gain or loss, which would be long-term if you held your Notes for more than one year. The amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain or loss with respect to the Put Option. If the value of the Debt Portion on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you are likely to be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you are likely to recognize short-term capital gain or loss in an amount equal to the difference between the aggregate premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your Notes and the Notes have a term of more than one year, you would be required to allocate your purchase price for your Notes between the Debt Portion and the Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your Notes, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described above) in an amount equal to such excess. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the Notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any underlying equity you receive upon the settlement of the Put Option. It is possible that you could take a basis in the Debt Portion greater than your purchase price as a result of being treated as receiving a payment for obligating yourself under the Put Option. You should consult your tax advisor with respect to such rules if you purchase your Notes at a discount.

If you are a secondary purchaser of the Notes and the Notes have a term of one year or less, you would be required to allocate your purchase price for the Notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Debt Portion is at a discount from the principal amount of the Notes, special market discount rules applicable to short-term debt instruments may apply.

Alternative Characterizations

Due to the absence of authorities that directly address the proper treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes described above. If the IRS were successful in asserting an alternative treatment of the Notes, the timing and character of income on your Notes could differ materially from our description herein.

Contingent Debt Instrument.  If the Notes have a term of more than one year, it is possible that the Notes could be treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. Further, any gain realized on the sale, exchange, automatic call or maturity of a Note would be ordinary income and any loss would be ordinary to the extent of any interest with respect to the Notes that you included as income in the current year or preceding years, and thereafter would be capital loss.

If your Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Notes, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market at a price other than the adjusted issue price of your Notes, you should consult your tax advisor as to the possible application of such rules to you.

Contingent Short-Term Debt Instrument.  If the Notes have a term of one year or less, it is possible that your Notes could be treated as a single contingent short-term debt instrument. However, there are no specific rules that govern this type of instrument, and therefore if your Notes were characterized as a single contingent short-term debt instrument, the U.S. federal income tax treatment of your Notes would not be entirely clear.

Other Alternative Characterizations.  Because there is no specific authority that addresses the U.S. federal income tax treatment of your Notes, it is possible that your Notes could be treated in a manner that differs from that described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. It is also possible that your Notes may be characterized in whole or in part as a notional principal contract.

Notice 2008-2

The IRS has announced in Notice 2008-2 that it and the Treasury Department are considering whether holders of prepaid forward or financial contracts should be required to accrue income during the term of the transaction, even if such contracts are not otherwise treated as indebtedness for U.S. federal income tax purposes and solicited comments with respect to the appropriate methodology, scope and other tax issues associated with such transactions, including appropriate transition and effective dates. It is possible that guidance or legislation, if any, that is adopted in the future may extend to Notes such as those described herein, in which case a U.S. holder may be required to accrue ordinary income over the term of the Notes. Prospective investors should consult their tax advisors regarding any potential alternative characterizations of the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes is not likely to be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a United States person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange, automatic call or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

If you are a non-U.S. holder, subject to the discussion below regarding Section 871(m) of the Code and “Foreign Account Tax Compliance Act,” you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) with a properly executed and fully completed applicable IRS Form W-8.

In general, gain realized on the sale, exchange, automatic call or maturity of the Notes by a non-U.S. holder will not be subject to federal income tax, unless:

•	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or
•	the non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the gain realized on the sale, exchange, automatic call or maturity of the Notes by the non-U.S. holder is described in either of the two preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying equity that you may receive in connection with your investment in the Notes. Such consequences may be adverse to you. For example, you may be subject to U.S. withholding tax on dividends received on any U.S. underlying equity received at maturity. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying equity. Further, you should consult your own tax advisors concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any underlying equity received at maturity.

Section 897.  Further, we will not attempt to ascertain whether any underlying equity issuer would be treated as a “United States real property holding corporation” within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the underlying equity issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could apply, including subjecting any gain to a non-U.S. Holder in respect of the underlying equity or a Note upon a sale, exchange, automatic call, maturity or other taxable disposition of the underlying equity or Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax.

Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying equity as a United States real property holding corporation or the Notes as United States real property interests.

Section 871(m).  Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Notes on or after January 1, 2016 that are treated as dividend equivalents for Notes acquired on or after March 5, 2014. Under an IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Notes issued before the above “grandfather date” should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to “grandfathered” Notes under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments” and, if made after December 31, 2016, payments of certain gross proceeds on sale or disposition and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as foreign financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was also proposed in Congress in 2007 that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax laws applicable to your particular situation as well as any consequences of the purchase, ownership and disposition of the Notes (including possible alternative treatments and the issues presented by the 2007 IRS notice) or any underlying equity received arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the underlying equity issuer).

CERTAIN ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Unless otherwise specified in the applicable pricing supplement, with respect to each Note to be issued, UBS will agree to sell to UBS Securities LLC and/or UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc., as applicable, will agree to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the applicable pricing supplement. UBS Securities LLC and/or UBS Financial Services Inc. intend to resell the offered Notes at the original issue price to public applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell the Notes to securities dealers (the “Dealers”) at a discount from the original issue price applicable to the offered Notes of up to the underwriting discount set forth on the front cover of the applicable pricing supplement. In some cases, the Dealers may resell the Notes to other securities dealers who resell to investors and reallow those other securities dealers all or part of the discount they receive from UBS Securities LLC or UBS Financial Services Inc. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

UBS may use this product supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this product supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with any offering of the Notes, UBS, UBS Securities LLC, UBS Financial Services Inc., and any other affiliate of UBS or any other securities dealers may distribute this product supplement and accompanying prospectus electronically. Unless stated otherwise in the applicable confirmation of sale delivered by UBS or its agent, this product supplement and accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, will have a “conflict of interest” in an offering of the Notes within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from any public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell the Notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.